Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Names Brett T. Ponton as its next Chief Executive Officer

•	Mr. Ponton currently is President and CEO of Monro, Inc., the largest independent operator of tire and auto service retail stores in the U.S.

•	Interim CEO Naren Gursahaney will continue as ServiceMaster’s Chairman of the Board

MEMPHIS, TENN. — August 6, 2020 — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced that Brett T. Ponton will become its new Chief Executive Officer, on or before October 1, 2020. Since 2017, Mr. Ponton has served as President and Chief Executive Officer of Monro, Inc. (Nasdaq: MNRO), the largest independent operator of tire and auto service retail stores in the U.S., where he has led a successful transformation strategy.

Mr. Ponton will also join the ServiceMaster Board of Directors when he begins his tenure as CEO. Naren Gursahaney, who has served as Interim CEO since January 2020, will continue in his role as Chairman of ServiceMaster’s Board.

Mr. Ponton has nearly 25 years of experience with distributed service organizations, including leading both company-owned and franchise operations. He has a strong track record of implementing operational excellence and process improvement initiatives at those companies, leading to enhanced customer experience, stronger company culture, and improved employee retention. He is a results-oriented CEO with a history of driving both organic growth and successful acquisitions.

“With his deep and relevant experience, Brett is the right leader to further the transformation of ServiceMaster’s core Terminix business, strengthen our operational excellence, and oversee the next phase of the Company’s growth and creation of shareholder value,” said Mr. Gursahaney. “His embrace of a servant leadership mentality and clear understanding of the key role frontline employees play in ensuring excellent customer service make him a great fit for ServiceMaster.”

“I am honored to assume the role of ServiceMaster’s CEO and excited to join its strong and experienced management team in leading the Company forward,” said Mr. Ponton. “With the cultural and operational transformation at Terminix and the strategic review of ServiceMaster Brands underway, the Company is well positioned for short and long-term growth, and I look forward to safely getting out in the field to connect with our team members.”

“We want to thank Naren for his stewardship of the Company and oversight of the executive search process” said Mark Tomkins, ServiceMaster’s Lead Independent Director. “Under his leadership, ServiceMaster has done a tremendous job of navigating the challenges of the COVID-19 pandemic, while continuing to provide essential services to our customers. We look forward to a smooth transition and Naren’s ongoing contributions as Chairman.”

About Brett Ponton

Since being named CEO of Monro in 2017, Mr. Ponton has implemented a transformational strategy to improve growth, profitability and customer service across an organization encompassing 8,500 employees (including 6,000 technicians), as well as 1,250 company-owned stores, 100 franchised locations, and a commercial B2B business. Prior to joining Monro, Mr. Ponton served as CEO of American Driveline Systems (2013 – 2017), where he led a strategic turnaround of the company resulting in a successful sale to a private equity sponsor. Before American Driveline, he was CEO of Heartland Automotive (2009 – 2013), the nation’s largest operator of Jiffy Lube locations, where he grew the number of retail locations to 600 from 390 and oversaw the company’s successful sale.

Previously, Mr. Ponton served as Managing Director, Asia-Pacific, for Veyance Technologies, an engineered products business based in Shanghai, China, and Melbourne, Australia. Mr. Ponton began his career at Goodyear Tire & Rubber Co., where he rose through the ranks over 16 years to Vice President, Marketing. While at Goodyear, he served as Vice President & General Manager, Goodyear Retail, a company-owned retail store division with 800 stores and 8,000 employees. Mr. Ponton holds Bachelor of Science, Finance, from the University of Nebraska.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest management), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster

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